Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2015, relating to the consolidated financial statements and financial statement schedules of TIER REIT, Inc. (formerly Behringer Harvard REIT I, Inc.) appearing in the Annual Report on Form 10-K of TIER REIT, Inc. for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
December 3, 2015